Where Food Comes From, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
August 1, 2013	OTCQB: WFCF

Where Food Comes From®, Inc. Reports Profitable Second Quarter

CASTLE ROCK, Colo. – Where Food Comes From, Inc. (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), a leading provider of verification and Internet solutions for the agricultural/livestock industry, today announced financial results for its second quarter ended June 30, 2013.

“We are pleased to report a return to profitability in the second quarter,” said John Saunders, Chairman and CEO. “We have now reported profitability in 13 of our last 14 quarters and are confident in our ability to continue achieving profitable operations and revenue growth on an annual basis.  The lower revenue we experienced in the past two quarters directly resulted from changes in how Japan monitors age requirements on imported US beef.  We believe we have absorbed most of the effect of those changes and are pleased that the majority of our source and age customers remain committed to our core verification programs as a means of gaining premiums for their cattle at auction and keeping consumers well informed.

“Moving forward, we remain focused on our strategy of expanding our product and services portfolio to cover additional food groups and verification/certification categories. Portfolio expansion will come from a combination of M&A activity and internal development.  Successful execution of this strategy not only enhances our prospects for profitable growth but it advances our objective of establishing Where Food Comes From as the undisputed leader in food traceability.  This, in turn, gives the Company tremendous leverage with its Where Food Comes From labeling program.  The more food producers turn to us for verification/certification services, the better able we are to tell consumers where their food is coming from.”

Second Quarter Results

Second quarter revenue decreased 11% to $1,240,800 from revenue of $1,397,200 in the second quarter of 2012. Verification services revenue was $1,063,600, down from $1,172,200 year-over-year, while hardware revenue, consisting primarily of cattle identification tags, decreased to $151,900 from $200,300.  The lower verification and hardware revenue was attributable to an easing by the Japanese government of import requirements that enabled some US producers to avoid source and age verification activities. Increased activity around the Company’s Non-Hormone Treated Cattle (NHTC) and Verified Natural Beef (VNB) programs partially offset the decline in verification and hardware revenue. Other revenue, comprised primarily of fees from the Where Food Comes From labeling program, grew slightly to $25,300 from $24,700.

Selling, general and administrative expenses in the second quarter were $564,800, a slight improvement over $581,400 in the same quarter last year.

Net income attributable to Where Food Comes From, Inc. in the second quarter was $54,900, or less than $0.01 per share, versus net income of $304,300, or $0.01 per share, in the same quarter last year.  The year-ago net income figure included a tax benefit of $127,400.  The Company has been profitable in 13 of its past 14 quarters.

Six-Month Results

Revenue through six months of 2013 decreased 7% to $2,266,300 from $2,426,500 in the same period a year ago.  Verification revenue was down slightly to $1,917,200 from $2,018,100 year over year.  Hardware revenue through six months was $280,900 versus $357,200 a year ago. Revenue from Where Food Comes From and other sources increased to $68,200 from $51,200.

Selling, general and administrative expense year-to-date was $1,190,300, up from $1,069,500, due primarily to a full six months of expense associated with the February 2012 acquisition of International Certification Services as well as to increased headcount and costs related to evaluating M&A opportunities.

The Company reported a net loss attributable to Where Food Comes From of $3,500, or less than $0.01 per basic and diluted share, compared with net income of $666,400, or $0.03 per basic and diluted share, in the first half of 2012.  The year-ago net income figure included a tax benefit of $409,500.

Balance Sheet Highlights

Cash and cash equivalents at June 30, 2013, totaled $1.5 million, up from $1.4 million at 2012 year-end.  Working capital increased slightly over year-end to $1.8 million from $1.7 million.

Conference Call and Webcast

The Company will conduct a conference call today at 2:05 p.m. Mountain Time.

The call-in numbers for the conference call:

Domestic Toll Free: 1-877-941-1468

International: 1-480-629-9822

Conference ID: 4633943

Phone replay:

A telephone replay of the conference call will be available through August 31, 2013, as follows:

Domestic Toll Free: 1-800-406-7325

International: 1-303-590-3030

Conference Code: 4633943#

About Where Food Comes From, Inc.

Where Food Comes From, Inc. (d.b.a. IMI Global) is America’s leading provider of third-party identification, verification and traceability solutions for the livestock and agricultural industries.  The Company supports more than 6,000 ranchers, farmers, feed yards, meatpackers, food retailers and restaurants with a wide range of solutions, including its USVerified™ brand – the industry standard for USDA Process Verified (PVP) programs – which annually verifies marketing claims for approximately one half of all U.S. beef exports; Where Food Comes From®, a unique retail and restaurant labeling program that connects consumers directly to the source of the food they purchase; and various organic and gluten free certification solutions through its International Certification Services (ICS) subsidiary.  Go to www.IMIGlobal.com and www.wherefoodcomesfrom.com for additional information.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions.  Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings.  Specifically, statements in this news release about industry leadership; expectations to achieve profitable growth organically and through M&A; potential to gain leverage for the Where Food Comes From labeling program; the Company’s belief that most of the impact of changes in Japan’s import requirements has been absorbed; plans to expand the Company’s product/service portfolio; positive customer retention trends; and the demand for, and impact and efficacy of, the Company’s and its subsidiaries’ products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors.  Financial results for the second quarter and six month period are not necessarily indicative of future results.  Readers should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update its forward-looking statements to reflect new information or developments.  For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

Where Food Comes From, Inc.

Statements of Income

	Three Months Ended		Sis Months Ended
	June 30		June 30
	2013	2012	2013	2012
Revenues
Service revenues	$1,063,593	$1,172,224	$1,917,200	$2,018,051
Product sales	151,859	200,282	280,868	357,236
Other revenues	25,306	24,676	68,193	51,179
Total revenues	1,240,758	1,397,182	2,266,261	2,426,466
Costs of revenues
Labor and other costs of services	463,092	488,684	868,885	844,137
Costs of products	118,189	152,545	204,078	225,417
Total costs of revenue	581,281	641,229	1,072,963	1,099,554
Gross profit	659,477	755,953	1,193,298	1,326,912
Selling, general and administrative expenses	564,768	581,369	1,190,286	1,069,506
Income from operations	94,709	174,584	3,012	257,406
Other expense (income):
Interest expense	5,307	5,821	12,082	13,693
Gain on sale of marketable securities	—	(2,574)	—	(2,574)
Other income, net	(397)	(691)	(846)	(3,353)
Income before income taxes	89,799	172,028	(8,224)	249,640
Income tax expense (benefit)	33,174	(127,382)	(1,114)	(409,472)
Net income (loss)	56,625	299,410	(7,110)	659,112
Net (income) loss attributable to
non-controlling interest	(1,708)	4,842	3,645	7,273
Net income attributable to Where Food
Comes From, Inc.	$54,917	$304,252	$(3,465)	$666,385
Net income per share:
Basic	$—	$0.01	$—	$0.03
Diluted	$—	$0.01	$—	$0.03
Weighted average number of common
shares outstanding:
Basic	21,555,835	20,854,725	21,497,916	20,732,182
Diluted	21,867,453	21,549,014	21,497,916	21,360,420

Where Food Comes From, Inc.

Balance Sheets

	June 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$1,490,202	$1,403,489
Accounts receivable, net	437,643	377,072
Prepaid expenses and other current assets	96,447	80,189
Deferred tax assets	244,154	242,944
Total current assets	2,268,446	2,103,694
Property and equipment, net	150,698	146,563
Intangible and other assets, net	283,743	303,810
Goodwill	532,997	532,997
Long-term deferred tax assets	277,177	277,177
Total assets	$3,513,061	$3,364,241

LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities:
Accounts payable	$175,444	$134,913
Accrued expenses and other current liabilities	42,204	58,808
Customer deposits	41,313	27,478
Deferred revenue	201,465	139,022
Short-term debt and current portion of notes payable	24,004	22,873
Current portion of capital lease obligations	4,065	5,506
Total current liabilities	488,495	388,600
Capital lease obligations, net of current portion	12,921	14,981
Notes payable and other long-term debt, net	177,591	191,106
Notes payable, related party	200,000	200,000
Total liabilities	879,007	794,687

Shareholders' Equity:
Common stock	22,156	21,837
Additional paid-in-capital	3,769,402	3,668,556
Treasury stock	(150,849)	(121,294)
Accumulated deficit	(1,291,005)	(1,287,540)
Total Where Food Comes From equity	2,349,704	2,281,559
Non-controlling interest	284,350	287,995
Total equity	2,634,054	2,569,554
Total liabilities and stockholders' equity	$3,513,061	$3,364,241